Investor Contact:  Nancy Christal       Media Contact:  Todd Andrews
                   Vice President                       Director
                   Investor Relations                   Corporate Communications
                   (914) 722-4704                       (401) 770-5717


                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

               CVS CORPORATION TO ACQUIRE 1,260 ECKERD STORES AND
         PBM/MAIL ORDER PHARMACY BUSINESS IN $2.15 BILLION TRANSACTION

  WILL CREATE AMERICA'S LEADING PHARMACY RETAILER WITH MORE THAN 5,000 STORES
    IN 36 STATES, AND A $2 BILLION PBM/MAIL ORDER PHARMACY BUSINESS SERVING APPROXIMATELY 30 MILLION LIVES, WITH COMBINED 2003 REVENUES OF $33 BILLION

         TRANSACTION EXPECTED TO BE ACCRETIVE TO EARNINGS AND CASH FLOW
                               IN 2005 AND BEYOND

WOONSOCKET, RI, April 5, 2004 - CVS Corporation (NYSE: CVS) today announced that it has entered into a definitive agreement under which it will acquire from J.C. Penney Company, Inc., approximately 1,260 Eckerd drug stores, located mainly in the southern United States; Eckerd Health Services, which includes Eckerd's $1 billion mail order and pharmacy benefits management businesses; and three Eckerd distribution centers. The cash transaction is valued at $2.15 billion.

Following completion of the transaction, CVS will be America's leading pharmacy retailer with more than 5,000 locations in 36 states and the District of Columbia. CVS' PharmaCare subsidiary will nearly double in size to more than $2 billion in annual revenues and will serve approximately 30 million lives. In total, CVS will fill approximately 13% of the nation's retail prescriptions. The combined 2003 revenues of CVS Corporation and the operations it has agreed to acquire were approximately $33 billion.

The majority of the stores CVS will acquire are located in Florida and Texas, while others are located in Louisiana, Oklahoma, Mississippi, Arizona, Missouri, Kansas and Alabama. The distribution centers being acquired are located near Dallas and Houston, Texas and Orlando, Florida.

Tom Ryan, Chairman, President and CEO of CVS Corporation, said: "This acquisition is a unique opportunity and is consistent with our long-term strategy of expanding our store base in the high-growth sun-belt markets. The demographics in these states are very favorable, as they are experiencing rapid population growth, particularly among seniors, resulting in pharmaceutical utilization rates among the highest in the nation.


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"The addition of Eckerd Health Services to our PharmaCare subsidiary creates a national mail order, pharmacy benefits management and specialty pharmacy company with annual revenues in excess of $2 billion and approximately 30 million lives served. We believe we can drive further growth through the combination of its outstanding operations with those of PharmaCare. Moreover, with increased scale, PharmaCare will be in a better position to serve large corporate customers.

"CVS' track record of significantly improving the performance of acquired operations will serve us well as we seek to improve the Eckerd stores we are acquiring. The portfolio is fundamentally sound, with valuable real estate and associates. We believe that the stores will benefit considerably from our leading-edge technology and expertise in important areas such as merchandising, logistics, customer service and marketing. We will pursue a wide range of initiatives designed to improve the stores' focus on inventory management, market-oriented pricing and building customer loyalty through our ExtraCare program. We are confident that our success in these areas will lead to enhanced sales growth, margin expansion and increased profitability at the acquired operations," Mr. Ryan concluded.

CVS expects that its enhanced market position in the South will enable it to achieve annual cost synergies through economies of scale in advertising, distribution and purchasing, as well as other SG&A efficiencies. The Company's enhanced presence in the South will also strengthen service to current customers who travel south from other markets by enabling them to utilize CVS for their pharmacy needs throughout the year.

Dave Rickard, Chief Financial Officer, said: "The purchase price is very attractive on a purely cash economics basis and the transaction will provide significant long-term strategic benefits. The purchase price represents a multiple of 0.30x net sales acquired. In addition, we expect the transaction to add approximately $150 million to our cash flow in 2005, even after a significant infusion of capital for stores and systems."

Mr. Rickard continued: "We expect this acquisition to be 12 to 15 cents dilutive to 2004 earnings per share, after integration and non-recurring expenses associated with the transaction. We expect the transaction to be 15 to 20 cents accretive to 2005 earnings per share and to be 25 to 30 cents accretive to 2006 earnings per share."

CVS expects to finance the transaction with a combination of short- and long-term debt. Closing of the transaction, which is expected to occur in June of 2004, is subject to review under the Hart-Scott-Rodino Act, as well as customary closing conditions.

CVS will be holding a conference call today for the investment community at 9:00 a.m. (EDT) to discuss this transaction. The call will be simulcast on the Company's Web site for all interested parties. To access the webcast, visit the Company's Investor Relations Web site at http://investor.CVS.com to hear the call live, or to listen to an archive of the call which will be available for a one-week period following the call.


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With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. General information about CVS is available through the Investor Relations portion of the Company's website, at http://investor.CVS.com.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption "Cautionary Statement Concerning Forward-Looking Statements" in its Annual Report on Form 10-K for the fiscal year ended January 3, 2004.

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